Exhibit 99.1

FOR IMMEDIATE PRESS RELEASE

FOR:	PMC Commercial Trust	CONTACT:	Investor Relations
	17950 Preston Road, Suite 600		972-349-3235
	Dallas, TX 75252		www.pmctrust.com

PMC Commercial Trust Announces Second Quarter and Year-to-Date Financial Results

PMC Commercial Trust

NYSE MKT (Symbol PCC)

www.pmctrust.com

Dallas, TX	August 8, 2012

PMC Commercial Trust (NYSE MKT: PCC) announced second quarter and year-to-date financial results today.

Compared to Second Quarter 2011

We recorded a loss from continuing operations for the second quarter of 2012 of $93,000 (($0.01) per share) compared to income from continuing operations of $1,235,000 ($0.12 per share) during the second quarter of 2011. Net income (loss) decreased to a loss of $415,000 (($0.04) per share), during the second quarter of 2012 compared to income of $1,339,000, or $0.13 per share, for the second quarter of 2011. The primary reason for the decrease in income (loss) from continuing operations and net income (loss) were costs of $1,352,000 related to the evaluation of strategic alternatives. Income from continuing operations and net income were $1,259,000 and $937,000, respectively, during the second quarter of 2012 before the impact of these strategic alternative costs.

The reduction in net income was also due to recognition of previously deferred gains of $683,000 during the second quarter of 2011 included in discontinued operations. Primarily as a result of these gains, we had $104,000 in income from discontinued operations during the second quarter of 2011 compared to a loss of $322,000 during the second quarter of 2012.

Our 2012 year-to-date income (loss) from continuing operations decreased to a loss of $99,000 (($0.01) per share) from income of $2,359,000 ($0.22 per share) during the six months ended June 30, 2011. Our 2012 year-to-date net income (loss) decreased to a loss of $570,000 (($0.05) per share) from net income of $2,255,000 ($0.21 per share) during the six months ended June 30, 2011. The primary reasons for the reductions in net income were the costs related to the evaluation of strategic alternatives of $2,202,000 and the deferred gain recognition of $685,000 during the six months ended June 30, 2011.

Management Remarks

Jan F. Salit, Chief Operating Officer, stated, “Our core operations continue to remain strong despite the continued low interest rate environment and the uncertain economy. Our comparative net income before strategic alternative expenses and the impact of the 2011 deferred gain recognition (included in discontinued operations) increased from net income of $1,570,000 during the first half of 2011 to net income of $1,632,000 during the first half of 2012. While the special committee of our Board of Trust Managers continues its review of strategic alternatives we continue to execute our current business strategy of increasing loan origination volume primarily through our SBA regulated subsidiaries.

PMC COMMERCIAL TRUST	Earnings Press Release	August 8, 2012

“We have achieved positive results from our marketing initiatives and increased our loans funded by a significant amount to $26.6 million in fundings during the first half of 2012 compared to $14.0 million during the same period in 2011. We are anticipating loan fundings in 2012 to be greater than $50 million compared to $38.4 million in 2011.”

“Another important aspect of our business is selling the government guaranteed portion of our loans originated under the SBA’s flagship “7(a)” loan program. Since we sometimes maintain servicing spreads greater than the minimum required amount, cash premiums we receive from those legal loan sales are deferred for accounting purposes. At June 30, 2012 we had a total of $3.1 million of remaining deferred cash premiums included in liabilities compared to $2.4 million at December 31, 2011. For tax purposes, all legal sales are treated as sales and we generated book tax timing differences of additional tax affected gain recognition of approximately $600,000 and $500,000 during the first half of 2012 and first half of 2011, respectively.”

Interest Rate Sensitivity

•	Approximately 52% and 29% of our retained loans at June 30, 2012 were based on LIBOR and the prime rate, respectively.

•	Variable rates have remained stable.

Financial Position

•	Our total assets increased to $254.9 million at June 30, 2012 compared to $251.2 million at December 31, 2011 and $252.8 million at June 30, 2011.

•	Our retained loan portfolio increased to $245.1 million at June 30, 2012 compared to $236.1 million at December 31, 2011 and $234.1 million as of June 30, 2011.

•	Our serviced loan portfolio increased to $306.3 million at June 30, 2012 compared to $297.5 million at December 31, 2011 and $287.5 at June 30, 2011.

•

Loan loss reserves decreased from $1.8 million at December 31, 2011 to $1.6 million at June 30, 2012. The decrease is due primarily to the write-off of a limited service hospitality loan on which the collateral was foreclosed during May 2012.

Portfolio Information

•	During the six months ended June 30, 2012, our aggregate loans funded were $26.6 million compared to $14.0 million during the six months ended June 30, 2011, an increase of 90%.

•	During the six months ended June 30, 2012, we funded $18.1 million of SBA 7(a) loans compared to $12.9 million during the six months ended June 30, 2011.

•	Our pipeline of outstanding loan commitments was $22.3 million at June 30, 2012 compared to $14.3 million at December 31, 2011.

•	We anticipate our 2012 fundings to be between $50 million and $60 million.

Liquidity

•

Our unsecured revolving credit facility matures June 30, 2014. The interest rate is prime less 50 basis points or the 30-day LIBOR plus 2%, at our option. The total amount available under the facility is $35 million. The revolving credit facility will automatically increase to $40 million on January 1, 2013 provided there is no event of default on that date and the non-performing loan ratio, as defined, is not more than 20% on that date. During June 2012, we amended our revolving credit facility to reduce the minimum beneficiaries’ equity covenant from $142.0 million to $139.5 million from June 15 to June 30, 2012; $137.0 million from July 1 to September 30, 2012; $134.5 million from October 1 to December 31, 2012 and $132.0 million from January 1, 2013 and thereafter.

PMC COMMERCIAL TRUST	Earnings Press Release	August 8, 2012

Dividends

•

Regular quarterly dividends on our common shares of $0.16 per share were declared in March and paid in April. Regular quarterly dividends on our common shares of $0.16 per share were declared in June and paid in July.

•	Since our inception in 1993, we have paid $181.2 million in dividends or $24.12 per common share.

Financial Position Information

	June 30, 2012	March 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011
	(In thousands, except per share information)
Loans receivable, net	$243,759	$235,744	$234,427	$235,426	$232,292
Total assets	$254,853	$247,298	$251,247	$260,826	$252,801
Debt	$101,470	$93,799	$95,861	$104,028	$95,510
Total beneficiaries’ equity	$142,879	$144,982	$146,836	$147,830	$148,752
Total equity	$143,779	$145,882	$147,736	$148,730	$149,652
Shares outstanding	10,590	10,585	10,575	10,575	10,575
Net asset value per share	$13.58	$13.78	$13.97	$14.06	$14.15

PMC COMMERCIAL TRUST	Earnings Press Release	August 8, 2012

PMC Commercial Trust and Subsidiaries

Comparative Results of Operations

	Six Months Ended June 30,
	2012	2011	Inc (Dec) %
	(Dollars in thousands, except per share information)
Income:
Interest income	$6,831	$6,756	1%
Premium income	391	559	(30%)
Other income	529	588	(10%)

Total revenues	7,751	7,903	(2%)

Expenses:
Interest	1,759	1,930	(9%)
Salaries and related benefits	2,259	2,216	2%
General and administrative	998	1,048	(5%)
Strategic alternatives	2,202	—	NM
Provision for loan losses, net	593	379	56%

Total expenses	7,811	5,573	40%

Income (loss) before income tax benefit (provision) and discontinued operations	(60)	2,330	(103%)

Income tax benefit (provision)	(39)	29	(234%)

Income (loss) from continuing operations	(99)	2,359	(104%)

Discontinued operations	(471)	(104)	353%

Net income (loss)	$(570)	$2,255	(125%)

Basic weighted average shares outstanding	10,581	10,566

Basic and diluted earnings (loss) per share:
Income (loss) from continuing operations	$(0.01)	$0.22
Discontinued operations	(0.04)	(0.01)

Net income (loss)	$(0.05)	$0.21

PMC COMMERCIAL TRUST	Earnings Press Release	August 8, 2012

Quarterly Operating Results

	Three Months Ended
	June 30, 2012	March 31, 2012	Dec 31, 2011	Sept. 30, 2011	June 30, 2011
	(In thousands)
Revenues:
Interest income	$3,433	$3,398	$3,473	$3,342	$3,389
Premium income	278	113	649	242	128
Other income	253	276	242	225	330

Total revenues	3,964	3,787	4,364	3,809	3,847

Expenses:
Interest	876	883	822	941	957
Salaries and related benefits	1,115	1,144	1,066	1,047	1,099
General and administrative	538	460	408	554	544
Strategic alternatives	1,352	850	717	61	—
Provision for (reduction of) loan losses	118	475	98	(17)	66

Total expenses	3,999	3,812	3,111	2,586	2,666

Income (loss) before income tax benefit (provision) and discontinued operations	(35)	(25)	1,253	1,223	1,181

Income tax benefit (provision)	(58)	19	(152)	9	54

Income (loss) from continuing operations	(93)	(6)	1,101	1,232	1,235

Discontinued operations	(322)	(149)	(442)	(499)	104

Net income (loss)	$(415)	$(155)	$659	$733	$1,339

PMC COMMERCIAL TRUST	Earnings Press Release	August 8, 2012

Taxable Income

REIT Taxable Income:

REIT taxable income is presented to assist investors in analyzing our performance and is a measure that is presented quarterly in our consolidated financial statements and is one of the factors utilized by our Board of Trust Managers in determining the level of dividends to be paid to our shareholders.

The following reconciles net income (loss) to REIT taxable income:

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(In thousands)
Net income (loss)	$(415)	$1,339	$(570)	$2,255
Gains related to real estate	—	(683)	—	(235)
Strategic alternatives	1,352	—	2,202	—
Impairment losses	167	209	167	209
Amortization and accretion	(12)	(17)	(169)	(33)
Loan valuation	(494)	(41)	(89)	147
Other, net	78	4	160	34

Subtotal	676	811	1,701	2,377
Less: taxable REIT subsidiaries net loss (income), net of tax	(89)	128	(30)	100

REIT taxable income	$587	$939	$1,671	$2,477

Distributions declared	$1,694	$1,692	$3,388	$3,383

Weighted average common shares outstanding	10,586	10,570	10,581	10,566

PMC COMMERCIAL TRUST	Earnings Press Release	August 8, 2012

Combined Taxable Income:

Primarily as a result of the timing differences for gain recognition on secondary market loan sales, our combined REIT taxable income and TRS’s taxable income (net of income tax expense) is materially different than our net income (loss). The following table reconciles our net income (loss) to our Adjusted Taxable Income (Loss), Net of Current Tax Expense:

	Six Months Ended June 30, 2012
	Combined	REIT	TRS’s
	(In thousands, except footnotes)
Net income (loss)	$(570)	$(600)	$30
Book vs. tax timing differences	2,704	2,271	433 (1)

Taxable income	2,134	1,671	463
Special item (2)	(2,202)	(2,202)	—

Taxable Income (Loss), adjusted for special item	(68)	(531)	463
Current income tax expense	(158)	—	(158)

Adjusted Taxable Income (Loss), Net of Current Tax Expense	$(226)	$(531)	$305

	Six Months Ended June 30, 2011
	Combined	REIT	TRS’s
	(In thousands, except footnotes)
Net income	$2,255	$2,355	$(100)
Book vs. tax timing differences	815	122	693 (1)

Taxable income	3,070	2,477	593
Special item (3)	(448)	(448)	—

Taxable Income, adjusted for special item	2,622	2,029	593
Current income tax expense	(202)	—	(202)

Adjusted Taxable Income, Net of Current Tax Expense	$2,420	$2,029	$391

(1)	Includes $775,000 and $690,000 of timing differences during the six months ended June 30, 2012 and 2011, respectively, related primarily to secondary market loan sales.
(2)	Timing difference related to currently non-deductible expenses related to strategic alternatives.
(3)	Recognition of deferred gain for tax purposes on the property previously owned by our off-balance sheet variable interest entity.

Adjusted Taxable Income (Loss), Net of Current Tax Expense is defined as reported net income (loss), adjusted for book versus tax timing differences and special items. Special items may include, but are not limited to, unusual and infrequent non-operating items. We use Adjusted Taxable Income (Loss), Net of Current Tax Expense to measure and evaluate our operations. We believe that the results provide a useful analysis of ongoing operating trends.

Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “expects,” “anticipates” or words of similar import. Similarly, statements that describe the Company’s future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including the financial performance of the Company, real estate conditions and market valuations of its shares, which could cause actual results to differ materially from those currently anticipated. The Company’s ability to meet targeted financial and operating results, including loan originations, operating income, net income and earnings per share depends on a variety of economic, competitive, and governmental factors, including changes in real estate market conditions, changes in interest rates and the Company’s ability to access capital under its credit facility or otherwise, many of which are beyond the Company’s control and which are described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect any changes in expectations, subsequent events or circumstances.